                                            Registration No. 333-


    As filed with the Securities and Exchange Commission on May 2, 1997.

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                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

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                                       FORM S-8
                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933
                                 ----------------------

                                  SAFECO CORPORATION
                (Exact name of registrant as specified in its charter)

                                  WASHINGTON                                             91-0742146
        (State or other jurisdiction of incorporation or organization)      (I.R.S. Employer Identification No.)


                                     SAFECO PLAZA
                              SEATTLE, WASHINGTON 98185
             (Address of principal executive offices, including zip code)

                       SAFECO LONG-TERM INCENTIVE PLAN OF 1997
                               (Full title of the plan)

                                    JAMES W. RUDDY
                      Senior Vice President and General Counsel
                                  SAFECO Plaza T-22
                              Seattle, Washington 98185
                                    (206) 545-5667
(Name, address and telephone number, including area code, of agent for service)

                              --------------------------

                          CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------------------
Title of Securities to       Amount to Be      Proposed Maximum                Proposed Maximum                 Amount of
Be Registered                Registered (1)    Offering Price Per Share (2)    Aggregate Offering Price (2)     Registration Fee

Common Stock,                6,000,000         $39.625                         $237,750,000                     $72,045
no par value
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
(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to such employee benefit plan as the result of any future stock split, stock dividend or similar adjustment of the registrant's outstanding Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The price per share is estimated to be $39.625, based on the average of the high ($40.25) and low ($39.00) sale prices for the registrant's Common Stock as reported on the Nasdaq National Market on April 28, 1997.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3   INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents are hereby incorporated by reference in this registration statement:

    (a) The registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed with the Securities and Exchange Commission (the "Commission") on March 28, 1997, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

    (b) The description of the registrant's Common Stock contained in a registration statement filed with the Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendments or reports filed for the purpose of updating such description.

All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities covered hereby then remaining unsold shall also be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 5   INTERESTS OF NAMED EXPERTS AND COUNSEL

The opinion of counsel as to the legality of the securities that may be issued under the SAFECO Long-Term Incentive Plan of 1997 (the "1997 Plan") is given by Janice Schafer, Corporate Counsel for the registrant.

ITEM 6   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.510 through 23B.08.600 of the Washington Business Corporation Act (the "Washington Act") authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for claims arising under the Securities Act of 1933, as amended (the "Securities Act"). Article XII of the registrant's Bylaws provides that the registrant's directors and officers shall be indemnified against all judgments, penalties, fines, settlements and reasonable expenses actually incurred by the indemnitee in connection with any proceeding (whether brought by or in the right of the registrant or otherwise) by reason of the fact that the indemnitee was a director or officer of the registrant, with certain specified statutory exceptions for any action or omission finally adjudged to involve intentional misconduct, a knowing violation of the law, an unlawful distribution or the receipt of an improper benefit, or for any act for which indemnification is otherwise prohibited by law.

Section 23B.08.320 of the Washington Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except for any act or omission finally adjudged to involve intentional misconduct, a knowing violation of the law, an unlawful distribution, or the receipt of an improper benefit. Article VIII of the registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on the liability of directors to the registrant and its shareholders.

The registrant also maintains an insurance policy insuring its directors and officers against liability for certain acts or omissions while acting in their official capacities.

ITEM 8   EXHIBITS

EXHIBIT
NUMBER   DESCRIPTION

 5.1 Opinion of counsel regarding the legality of the Common Stock being registered

23.1     Consent of Ernst & Young LLP

23.2     Consent of counsel (included in Exhibit 5.1)

99.1     SAFECO Long-Term Incentive Plan of 1997

ITEM 9   UNDERTAKINGS

A.    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

         (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

              provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

    B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 2nd day of May, 1997.

                                  SAFECO CORPORATION

                                  /S/ ROGER H. EIGSTI
                                  ----------------------------------

                                  By: Roger H. Eigsti, Chairman and
                                      Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                            Title                         Date


/S/ ROGER H. EIGSTI             Chairman and                  May 2, 1997
-----------------------------   Chief Executive Officer
Roger H. Eigsti


/S/ BOH A. DICKEY               President and                 May 2, 1997
-----------------------------   Chief Operating Officer
Boh A. Dickey                   and Director


/S/ ROD A. PIERSON              Senior Vice President,        May 2, 1997
-----------------------------   Chief Financial Officer,
Rod A. Pierson                  Secretary and Controller


/S/ PHYLLIS J. CAMPBELL         Director                      May 2, 1997
-----------------------------
Phyllis J. Campbell


/S/ ROBERT S. CLINE             Director                      May 2, 1997
-----------------------------
Robert S. Cline


/S/ JOHN W. ELLIS               Director                      May 2, 1997
-----------------------------
John W. Ellis


/S/ WILLIAM P. GERBERDING       Director                      May 2, 1997
-----------------------------
William P. Gerberding

Name                            Title                         Date


/S/ JOSHUA GREEN III            Director                      May 2, 1997
-----------------------------
Joshua Green III


/S/ WILLIAM W. KRIPPAEHNE, JR   Director                      May 2, 1997
-----------------------------
William W. Krippaehne, Jr.


/S/ WILLIAM G. REED, JR.        Director                      May 2, 1997
-----------------------------
William G. Reed, Jr.


/S/ JUDITH M. RUNSTAD           Director                      May 2, 1997
-----------------------------
Judith M. Runstad

                                                              May 2, 1997
-----------------------------
Paul W. Skinner

/S/ GEORGE H. WEYERHAEUSER      Director                      May 2, 1997
-----------------------------
George H. Weyerhaeuser

                                  INDEX TO EXHIBITS


EXHIBIT
NUMBER        DESCRIPTION

5.1 Opinion of counsel regarding the legality of the Common Stock being registered

23.1          Consent of Ernst & Young LLP

23.2          Consent of counsel (included in Exhibit 5.1)

99.1          SAFECO Long-Term Incentive Plan of 1997